EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	John Simley
Wal-Mart Stores, Inc.
800-331-0085

WAL-MART BOARD ADOPTS MAJORITY VOTE STANDARD

FOR ELECTION OF DIRECTORS

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BENTONVILLE, Ark., Sept. 25, 2006 – Wal-Mart Stores, Inc. (NYSE: WMT) today announced that its board of directors has amended the Company’s bylaws to adopt a majority voting standard for the election of directors. The new standard is effective immediately and will apply to all future elections of directors.

The Company’s majority vote standard requires each nominee for election to the board to receive a majority of the votes cast in order to be elected to the board. Previously, directors were elected under a plurality vote standard, in which candidates receiving the most votes were elected, regardless of whether those votes constituted a majority. Plurality voting still will apply in contested elections, where the number of director candidates exceeds the number of available director positions.

“The majority vote standard has been proposed by our shareholders in previous years,” said Wal-Mart Board Chairman Rob Walton. “We believe that due to recent changes in Delaware law, the majority vote standard is now in the best interests of the Company and its shareholders.”

The Delaware General Corporation Law was amended in August to make it possible for a director to submit an irrevocable resignation in advance of an election that would take effect upon his or her failure to achieve a specified vote for reelection. Properly structured, this allows Delaware corporations to switch from a plurality to a majority voting standard and avoid the situation, under Delaware law, where a sitting director is not elected but could nevertheless continue to serve as a “holdover director.”

About Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM'S CLUB locations in the United States. The company also operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The company's securities are listed on the New York and NYSE Arca stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com.

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